Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

SIGMATRON INTERNATIONAL, INC.

Pursuant to Section 245 of the General Corporation Law of the State of Delaware

SigmaTron International, Inc. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A.    The present name of the Corporation is “SigmaTron International, Inc.”;

B.    The Corporation was incorporated under the name “SigmaTron International, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on November 16, 1993;

C.    This Restated Certificate of Incorporation of the Corporation, which merely restates and integrates, but does not further amend the provisions of the Corporation’s certificate of incorporation, as theretofore amended or supplemented (and there is no discrepancy between such provisions and the provisions of the restated certificate of incorporation effected hereby), was duly adopted by the board of directors of the Corporation without a vote of the stockholders of the corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware; and

D.    The certificate of incorporation of the Corporation is hereby restated to read in its entirety as follows:

FIRST: The name of the Corporation is SigmaTron International, Inc.

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington in the County of New Castle, in the State of Delaware, 19801. The name of its registered agent at that address is CorpDirect Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock of all classes which the Corporation is authorized to issue is Twelve Million Five Hundred Thousand (12,500,000) of which Twelve Million (12,000,000) shares shall be classified as common stock, $0.01 par value per share (“Common Stock”) and Five Hundred Thousand (500,000) shares shall be classified as preferred stock, $0.01 par value per share (“Preferred Stock”). The Preferred Stock shall be issuable in series with such designations, relative rights, preferences and liabilities as may be fixed from time to time by the Board of Directors.

The designations, preferences and relative, participating, optional and other special rights of the Preferred Stock (unless otherwise fixed by the Board of Directors) and the qualifications, limitations and restrictions thereof, are as follows:

(a)    The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except in respect of particulars which may be fixed by the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends thereon shall be cumulative on any series as to which dividends are cumulative. Shares of Preferred Stock of any series which have been retired in any manner, including shares redeemed or reacquired by the Corporation and shares which have been converted into or exchanged for shares of any other class, or any series of the same or any other class, shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part.

(b)    Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares of each such series so far as the same are not inconsistent with the provisions herein applicable to all series of Preferred Stock:

(i)

the distinctive designations of each series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) from time to time by like action of the Board of Directors;

(ii)

the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and/or the dates when such dividends shall be payable and the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series;

(iii)

whether such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series shall be redeemable;

(iv)	the amount payable on shares of such series in the event of liquidation, dissolution or winding up of the affairs of the Corporation;

(v)

whether such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made in such conversion or exchange prices or rates;

(vi)	whether such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of such voting rights; and

(vii)	any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof.

So long as any shares of Preferred Stock of any series shall be outstanding, the Corporation will not declare or pay any dividends on the Common Stock (other than dividends payable solely in shares of Common Stock) or make any distributions of any kind, either directly or indirectly, in respect of shares of Common Stock, or make any payment on account of the purchase, redemption or other acquisition of Common Stock, unless on the payment, distribution or redemption date, as the case may be, all dividends on the then outstanding shares of Preferred Stock of all series of Preferred Stock then outstanding have been paid.

In case the Corporation shall not pay in full all dividends required to be paid on all shares of all series of Preferred Stock at the time outstanding to the full extent of the preference, if any, to which each such series is entitled, all series which are of equal rank with respect to such dividends, including accumulations thereof, if any, shall be entitled to such dividends in proportion to the amounts that would be payable on such series if all dividends were paid in full. Accumulations of dividends shall not bear interest.

In case the Corporation shall not pay in full all amounts required to be paid on all shares of all series of Preferred Stock at the time outstanding in the event of the liquidation, dissolution or winding up of the affairs of the Corporation, the shares of all series of Preferred Stock shall share ratably in the payment of all amounts payable in the event of such liquidation, dissolution or winding up in accordance with the sums which would be payable on such shares if all amounts payable on such liquidation, dissolution or winding up were paid in full.

When dividends shall have been paid (or declared and set aside for payment) on the Preferred Stock to the full extent of the preference, if any, to which the Preferred Stock is entitled, dividends on the remaining class or classes of stock may then be paid out of the funds of the Corporation which are legally available therefor.

FIFTH: Intentionally Omitted.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(1)    The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2)    The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of the stockholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(3)    The initial Board of Directors shall consist of seven members, two of whom shall be Class I directors, two of whom shall be Class II directors and three of whom shall be Class III directors.

(4)    Subject to the rights, if any, of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

(5)    The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens on all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(6)    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any by-laws from time to time made by the stockholders; provided, however. that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however. that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH: The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof; provided, however. that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right or indemnification provided by law, agreement or otherwise.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

TENTH: The Corporation reserves the right to change any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however. that notwithstanding anything else contained in the Certificate of Incorporation to the contrary and subject to the powers and rights of any series of Preferred Stock issued by the Corporation as provided herein, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of the voting stock of the Corporation shall be required to amend, alter or repeal or adopt any provision inconsistent with Article Sixth, Article Seventh, Article Eighth, Article Ninth of this Certificate of Incorporation or this Article Tenth.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer as of the date set forth below.

Dated: July 11, 2023

By:	/s/ Gary R. Fairhead
Gary R. Fairhead
Chief Executive Officer